Exhibit 99.1

Soluna Holdings Announces April Site Level Financials

On Track to Achieve 1.26 EH/s by June 30th; Reiterates 3EH/s Ramp into the Fourth Quarter

ALBANY, N.Y., May 17, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its April site level financials.

Michael Toporek, CEO of Soluna Holdings stated, “We had a strong month in April and, despite Bitcoin’s average price dropping by almost 25%, are set for a solid May. Our proprietary hash rate in May relative to April will grow by over 60%. Our margins will be solid as our costs are amongst the best in the industry.”

Toporek added, “I am especially proud of this month’s announcement that Spring Lane is investing in our projects. They are deeply experienced green infrastructure investors and believe our projects are one of the few “real green” projects in the sector. Moreover, they deeply diligenced and benchmarked our Dorothy project and believe the economics are amongst the best in the industry. Our team and investors should be proud of their company.”

Key Summary Highlights:

●	April was the best month in Soluna’s history
○	Compared to March, April Cash Contribution dollars increased by 38%*
○	Proprietary mining revenue grew sequentially by 10%, hashrate by 15%, and BTC equivalent generated by 11%

●	Drivers to margin growth were
○	Sophie and Marie facilities continue to scale, driving better absorption of fixed costs
○	Sophie moved to its 83% uptime for power costs of 2.5-2.7 ¢ per kWh

●	Revenue growth continues as hashrate grows
○	61%** growth in proprietary hashrate expected from April to May

●	By the end of Q2 2022, tracking to achieve 1.26 EH
○	As of May 8, 983 PH*** plugged in with 147 PH on the ground for a total of 1.13 EH
○	By the end of Q2 2022, should have about 1 EH proprietary and 260-280 PH hosted

*Excludes the impact of tornado and forced shutdowns.

**Includes 147 PH/s on the ground.
***Peak hash rate.

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

($ in 000s, Unaudited)					Actual
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 21	Q1 2022	Apr 2022
Revenue	$995	$1,657	$2,368	$7,990	$13,010	$9,264	$3,392

Cash Contribution Margin	$744	$1,261	$1,703	$5,179	$8,888	$5,206	$2,596

Annualized Revenue	$3,980	$6,628	$9,472	$31,960	$13,010	$37,056	$40,704

Annualized Contribution Margin	$2,976	$5,044	$6,812	$20,716	$8,888	$20,824	$31,152

A presentation and corresponding video is available on the Company’s website at:

http://www.solunacomputing.com/investors/updates/april2022flash/

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH), which operates through its subsidiary, Soluna Computing, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing-intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ’Sell. Every. Megawatt.’

For more information about Soluna, please visit solunacomputing.com or follow us on LinkedIn and Twitter.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com